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                                                                    EXHIBIT 10.2

                                 AMENDMENT NO. 1
                                       TO
             STRUCTURED EQUITY LINE FLEXIBLE FINANCING(SM) AGREEMENT

        THIS AMENDMENT NO. 1 to STRUCTURED EQUITY LINE FLEXIBLE FINANCING(SM) AGREEMENT ("Amendment") is dated as of June 16, 1999 between Select Investments, LLC (the "Investor"), and SciClone Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of California (the "Company"). Capitalized terms not defined herein shall have the meanings assigned to them in that certain Structured Equity Line Flexible Financing(SM) Agreement dated as of June 30, 1998 (the "Agreement"), between the Company and Cheyenne LLC, the predecessor-in-interest to the Investor.

                              W I T N E S S E T H :

           WHEREAS, the Company and the Investor are parties to the Agreement, pursuant to which the Company may elect to issue to the Investor, and, at the Company's option, the Investor shall purchase from the Company, from time to time as provided therein, shares of the Company's Common Stock, no par value (the "Common Stock"), up to a maximum aggregate Purchase Price of $32,000,000 (the "Maximum Offering Amount"); and

           WHEREAS, the Company and the Investor desire to amend the Agreement to revise the "Floor Price," as defined therein;

           NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                    AGREEMENT

        Section 1.1 The definition of the term "Floor Price" contained in
Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

        ""Floor Price" shall be the dollar amount designated by the Company in a Floor Price Notice, provided that the Company shall not designate the Floor Price at a dollar amount less than $1.00. In the event a Floor Price Notice is not received with respect to a certain Investment Period, the Floor Price set for the preceding Investment Period will continue to be the Floor Price."

        Section 1.2 Section 2.4(b) of the Agreement is hereby amended and restated in its entirety as follows:



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        "(b) Purchase Price Per Share. The purchase price per share of the
Company's Common Stock (the "Purchase Price") shall be 97% of the low Stock Price during the four (4) Trading Days prior to but excluding a Mandatory Purchase Date or an Additional Purchase Date, as the case may be; provided, however, that upon Investor's prior notice to the Company, which notice may be provided orally, any trading price below the Floor Price may be considered to be equal to the Floor Price for purposes of determining the Purchase Price. Investor agrees not to actively participate in the market with the intention of reducing the Stock Price."

        Section 1.3 Section 2.2(d) of the Agreement is hereby amended and restated in its entirety as follows:

        "(d) 4.9% Limit. Notwithstanding anything herein to the contrary, the Investor shall not be required or entitled to purchase shares of Common Stock pursuant to this Agreement on any Closing Date to the extent such purchase, when aggregated with all other shares of Common Stock then owned by the Investor, and with the shares of Common Stock beneficially or deemed beneficially owned by the Investor pursuant hereto, and the Warrant Shares (if then issued and outstanding) theretofore issued to the Investor pursuant to Section 2.6 and still owned by the Investor, would result in (i) the Investor or any Affiliate of the Investor beneficially owning more than 4.9% of all the issued and outstanding Common Stock on such Closing Date (the "4.9% Limit") or (ii) the Investor, any Affiliate of the Investor and any other managed account of The Palladin Group, L.P., in the aggregate beneficially owning more than 9.9% of all the issued and outstanding Common Stock on such Closing Date. The limits set forth above shall be determined in accordance herewith and Section 13(d) of the Exchange Act. The Investor represents that Halifax Fund, L.P., Themis Partners L.P. and Heracles Fund are not Affiliates of the Investor for purposes of this provision."

        Section 1.4 Except as amended hereby, the Agreement shall remain unchanged and in full force and effect.

                                   ARTICLE II

                                  MISCELLANEOUS

        Section 2.1 No Third Party Beneficiaries. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

        Section 2.2 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to such state's principles of conflict of laws.

        Section 2.3 Execution. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.



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           IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.
1 to Structured Equity Line Flexible Financing(SM) Agreement to be duly executed by their respective authorized officers as of the date hereof.

CHEYENNE LLC                           SCICLONE PHARMACEUTICALS, INC.



By: /s/ Robert L. Chender              By: /s/ Shawn K. Singh
    -----------------------------          -------------------------------------
    Name:  Robert L. Chender               Name:  Shawn K. Singh
    Title:  Managing Director              Title:  Senior Vice President



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